Summary Translation	Exhibit 4.63

Loan Agreement

Contract No.：2011JIYINDAIZIDI11100082

Borrower：Shijie Kaiyuan Auto Trade Co., Ltd.

Lender：CITIC Shijiazhuang Branch

Signing Date：January 30, 2011

Loan Amount：RMB100, 000,000

Length of maturity：From February 1, 2011 to October 16, 2011

Use of Loan：Working Capital

Loan Interest：6.391%

Date of Draft：February 1, 2011

Withdrawal Amount：RMB100, 000,000

Payment Method：  The principal shall be fully repaid with interest at the maturity date of the loan.

Repayment Date：October 16, 2011

Two Loan Guaranties：Mortgage Guarantee, and  Pledge Guarantee

- Hebei Kaiyuan Real Estate Developing Co., Ltd entered into The Maximum Mortgage Contract with the lender, with the contract no.2011JIYINZUIDIZIDI11130041.

- Hebei Chuangjie Trading Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no.2010JIYINZUIQUANZHIDI1014378.